EXHIBIT 11

                           CLOSURE MEDICAL CORPORATION
              COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)

                                                  YEAR ENDED       YEAR ENDED      YEAR ENDED
                                                 DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                    1996              1997           1998
                                                   -------           -------        -------
Weighted average common shares
   outstanding for the period - basic EPS           10,285            12,966         13,270
                                                  --------           -------        -------
Effect of dilutive stock options (a)                     -                 -              -
                                                  --------           -------        -------
Weighted average common shares
   outstanding for the period - diluted EPS (a)     10,285            12,966         13,270
                                                  --------           -------        -------
Net income (loss)                                 $(16,814)          $(6,829)       $(4,773)
                                                  ========           =======        =======
Net income (loss) per share - basic               $  (1.63)          $ (0.53)       $ (0.36)
                                                  ========           =======        =======
Net income (loss) per share - diluted             $  (1.63)          $ (0.53)       $ (0.36)
                                                  ========           =======        =======


(a) Diluted net loss per common share is computed using the weighted-average number of shares of common and common equivalent shares of stock options using the treasury stock method. Common equivalent shares consist of stock options using the treasury stock method. Common equivalent shares from stock options are excluded from the computation if their effect is antidilutive.